UMB Financial Corporation News Release

1010 Grand Boulevard

Kansas City, MO 64106

816/860-7000

umb.com

//FOR IMMEDIATE RELEASE//

Media Contact: Mandie Nelson, 816.860.5088

Investor Relations Contact: Abby Wendel, 816.860.1685

UMB Financial Announces Quarterly Dividend Increase

Kansas City, Mo. (October 27, 2010) - The Board of Directors of UMB Financial Corporation (NASDAQ: UMBF), a financial services holding company, declared at its quarterly meeting an increase in its quarterly cash dividend of $0.01 per share to $0.195 per share, payable on December 30, 2010 to shareholders of record at the close of business on December 10, 2010. This represents a 5.4 percent increase, and the tenth dividend increase since July 2003 with a total quarterly dividend increase of 95.0 percent.

About UMB:

UMB Financial Corporation (NASDAQ: UMBF) is a financial services holding company headquartered in Kansas City, Mo., offering complete banking, asset management, health spending solutions and related financial services to commercial, institutional and personal customers nationwide. Its banking subsidiaries own and operate 133 banking centers throughout Missouri, Illinois, Colorado, Kansas, Oklahoma, Nebraska and Arizona. Subsidiaries of the holding company and the lead bank, UMB Bank, n.a., include mutual fund and alternative investment services groups, single-purpose companies that deal with brokerage services and insurance, and a registered investment advisor that manages the company's proprietary mutual funds and investment advisory accounts for institutional customers. For more information, visit umb.com or follow us on Twitter at @UMBFinancial.

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